Exhibit 99.1

Press Release December 19, 2013

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Appointment of New Board Member

FORT WAYNE, INDIANA, December 19, 2013 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that Bradley S. Seaman has been appointed to its Board of Directors as an independent director, to fill a vacancy created by the untimely death on October 18, 2013 of board member James A. Trethewey. The appointment is for the balance of Mr. Trethewey’s unexpired term of one year, ending in May 2014.

Mr. Seaman, age 53, has been employed, since August 1999, by Tricor Pacific Capital, Inc., a private equity firm that makes control investments in lower middle market companies in the United States and Canada.  Founded in 1996, Tricor, with offices in Lake Forest, Illinois and Vancouver, British Columbia, has acquired nearly sixty companies in specialty manufacturing, business services and value added distribution.  From 1999 through December 2011, Mr. Seaman was Tricor’s Managing Director and leader of its U.S. operations, and, since January 2012, has served as its Managing Partner, responsible for leading overall firm operations, strategy, funding and investments.

Prior to joining Tricor, and from 1990 through July 1999, Mr. Seaman was employed by GE Capital Corporation, a division of the General Electric Company, where he held a number of increasingly senior positions in GE’s Transportation & Industrial Funding and Commercial Finance units, ultimately being promoted to head GE Capital’s transactions origination teams in Ohio, Michigan and Missouri.  In 1994, Mr. Seaman was selected to be part of a new group that was established to focus GE Capital’s debt and equity products on the emerging private equity market, and, in that capacity, headed GE’s offices in New York and Chicago.  During this period, Mr. Seaman also led GE’s involvement in the original equity and debt financing for Steel Dynamics in June 1994.

Mr. Seaman holds a Bachelor of Science degree in Business Administration (1982) from Bowling Green State University and an MBA (1986) from the University of Dallas.  He brings to the Steel Dynamics Board a comprehensive understanding and experience in the debt and equity capital markets, management experience, manufacturing expertise, and both operational and corporate governance experience drawn from his involvement in the management and oversight of Tricor’s platform companies.  He is expected to serve on Steel Dynamics’ Corporate Governance and Nominating Committee and the company’s Audit Committee.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,700 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in, our most recent Annual Report on Form 10-K; our quarterly reports on Form 10-Q; or, in other reports, which we file from time to time with the Securities and Exchange Commission.  These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500